GIBRALTAR INDUSTRIES, INC.

2015 EQUITY INCENTIVE PLAN
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First Amendment
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Effective as of May 7, 2015, Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York (the “Company”), adopted an equity based incentive compensation plan known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “Plan”) for the purpose of carrying into effect its objective to provide its employees and its non-employee directors, consultants and other service providers with equity based incentives to increase their motivation to improve the profitability of the Company. Capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed to such terms by the Plan.
The Plan provides the Company a structure which will allow the Company to issue Options, Performance Shares, Performance Units and Rights which the Company intends to treat as performance based compensation for purposes of Internal Revenue Code Section 162(m).
The terms of Reg. §1.162-27(e)(4)(iv) (as adopted by the Secretary of the Treasury) set forth certain conditions which must be satisfied in order for, Options, Performance Shares, Performance Units and Rights to be treated as performance based compensation under Internal Revenue Code Section 162(m).
The Company desires to amend the Plan to permit Options, Performance Shares, Performance Units and Rights which may be granted under the terms of the Plan to be treated as performance based compensation.
In connection with the foregoing, the Company hereby adopts the following as the First Amendment to the Gibraltar Industries, Inc. 2015 Equity incentive Plan effective as of May 7, 2015:
1.Section 2.03 of the Plan is hereby amended by: (a) deleting the word “or” as it appears before “(f)” within such Section; (b) adding a semi-colon after the last word “Award” in subclause (f) of such Section and adding a new subclause (g) to such Section to read as follows:
2.
“(g) a Participant will be granted, as equity based incentive compensation for any one calendar year period, Options , Rights, Performance Shares, or Performance Units which would result in the issuance to the Participant of more than Five Hundred Thousand (500,000) Shares or payment to the Participant of cash compensation having a value in excess of Five Hundred Thousand (500,000) Shares.”
3.Except as specifically provided above, the terms of the Plan shall be and remain in full force and effect following the date hereof, without any amendment or modification of the same.

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this Plan to be executed as of the 5th day of May, 2017.

GIBRALTAR INDUSTRIES, INC.

By:     /s/ Jeffrey J. Watorek
Jeffrey J. Watorek
Vice President, Secretary and Treasurer